CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated June 23, 2009 on the Dreyfus Connecticut Fund, Dreyfus Maryland Fund, Dreyfus Massachusetts Fund, Dreyfus Michigan Fund, Dreyfus Minnesota Fund, Dreyfus North Carolina Fund, Dreyfus Ohio Fund, Dreyfus Pennsylvania Fund and Dreyfus Virginia Fund) for the fiscal year ended April 30, 2009 which is incorporated by reference in this Registration Statement (Form N-1A 33-10238 and 811-4906) of Dreyfus State Municipal Bond Funds.

ERNST & YOUNG LLP

New York, New York August 24, 2009